Filed Pursuant to Rule 424(b)(2)

Registration No. 333-173636

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Senior Notes	$1,000,000,000	$128,800

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2011, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2011, AND
SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2011

NO. 6 DATED NOVEMBER 4, 2013

U.S. BANCORP
Medium-Term Notes, Series T (Senior)
Medium-Term Notes, Series U (Subordinated)

CUSIP No.:	91159HHE3	Issue Price (Dollar Amount and Percentage of Principal Amount):
Series:		Amount:	$998,760,000 / 99.876%
☒ Series T (Senior)		Proceeds to the Company:	$997,340,000
☐ Series U (Subordinated)
Form of Note:		Interest Rate/Initial Interest Rate:	1.95%
☒ Book-Entry ☐ Certificated		Interest Payment Dates:	May 15 and November 15, beginning May 15, 2014
Principal Amount:	$1,000,000,000	Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date
Trade Date:	November 4, 2013	Interest Determination Dates:
Original Issue Date:	November 7, 2013	Interest Reset Dates:
Maturity Date:	November 15, 2018	Index Source:
Base Rate (and, if applicable, related Interest Periods):		Index Maturity:
☒ Fixed Rate Note		Spread:
☐ Commercial Paper Note
☐ Federal Funds Note		Spread Multiplier:
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate		Maximum Interest Rate:
☐ Federal Funds Target Rate
☐ LIBOR Note		Day Count:	30/360
☐ EURIBOR Note
☐ Prime Rate Note		Minimum Interest Rate:
☐ CD Rate Note
☐ Treasury Rate Note		For Original Issue Discount Notes:
☐ CMT Rate Note
☐ Reuters Page FRBCMT		Original Issue Discount %:
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month		Yield to Maturity:
☐ Other Base Rate (as described below)
☐ Zero Coupon Note		Original Issue Discount Notes:
Agent’s Commission:	$1,420,000	☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.
Redemption Date:	October 15, 2018

Redemption Terms:  Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

☐ For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.876%	0.142%	99.734%
Total	$998,760,000	$1,420,000	$997,340,000

Agent	Principal Amount
Morgan Stanley & Co. LLC	$333,333,000	/s/ John C. Stern (authorized officer)
Deutsche Bank Securities Inc.	$333,333,000
U.S. Bancorp Investments, Inc.	$333,334,000	/s/ Joseph M. Tessmer (authorized officer)
Total	$1,000,000,000

Delivery Instructions: DTC # 0280

Conflicts of Interest.  The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes.  As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Notice to Canadian Investors.  The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank.  The Notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer.  The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality.   U.S. Bancorp is not regulated as a financial institution in Canada.  However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada).  The notes may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.